Exhibit 99.1

ChemoCentryx Reports Fourth Quarter and Full Year 2021 Financial Results and Recent Highlights

— Total revenue of $32.2 million in 2021 with $2.3 million in Q4; TAVNEOS® (avacopan) US net product sales of approximately $1.0 million in Q4 2021 following US Food and Drug Administration (FDA) approval in ANCA-associated vasculitis —

— TAVNEOS also approved in European Union (EU) triggering $45 million milestone from Vifor Pharma received in Q1 2022 —

— Company plans to initiate clinical development for TAVNEOS in lupus nephritis (LN) and to meet with FDA on the path forward in severe hidradenitis suppurativa (HS) and C3 glomerulopathy (C3G) in 2022 —

— Dose escalation in Phase I study of orally-administered PD-L1/PD-1 checkpoint inhibitor, CCX559, expected to complete in 2022; plan to enter Phase Ib/II in H2 2022 —

— Well capitalized with approximately $362.3 million in cash and investments at December 31, 2021 —

— Conference call today at 5:00 p.m. Eastern Time —

SAN CARLOS, Calif., March 1, 2022 — ChemoCentryx, Inc., (Nasdaq: CCXI), today announced financial results for the fourth quarter and full year ended December 31, 2021 and provided an overview of recent corporate highlights.

“In 2021 we achieved our long-standing goal of becoming an integrated US biopharmaceutical enterprise: one that discovers, develops and now markets innovative medicines of our own devising,” said Thomas J. Schall, Ph.D., President and Chief Executive Officer of ChemoCentryx. “TAVNEOS® was approved and launched in the United States in October and we are seeing growing momentum in the number of patient start forms, patients on drug and the numbers of unique and repeat prescribers. In this initial phase of the launch, we are focused on educating physicians and patients about TAVNEOS and using appropriate support programs to minimize barriers to access for eligible patients. Moreover, with the approval in ANCA-associated vasculitis, the potential for TAVNEOS may only have just begun. We now also intend to launch clinical development in lupus nephritis this year, and to meet with the FDA to discuss the path forward in both severe hidradenitis suppurativa and C3 glomerulopathy, following our Phase II clinical trials in those indications.

Our pipeline continues to develop beyond TAVNEOS as well. Phase I clinical development of our orally-administered PD-L1/PD-1 checkpoint inhibitor, CCX559, is proceeding according to plan, where we expect to present initial data from the ongoing CCX559 dose escalation study this year. In short, 2021 was a watershed year in the evolution of ChemoCentryx, and we expect 2022 to see further progress in our quest to help patients to enjoy better lives.”

Key Fourth Quarter 2021 Highlights and Recent Developments

•	TAVNEOS® (avacopan) Commercial Progress

○

US Approval and Launch: The Company launched TAVNEOS several weeks into the fourth quarter of 2021 following FDA approval on October 8, 2021, as an adjunctive treatment in adult patients with severe active ANCA-associated vasculitis, specifically granulomatosis polyangiitis (GPA) or microscopic polyangiitis (MPA), the two main forms of ANCA-associated vasculitis, in combination with standard therapy including glucocorticoids. TAVNEOS is the first orally-administered inhibitor of the complement 5a (C5a) receptor to be approved by the FDA.

○

Commercial Execution: TAVNEOS generated net product sales of approximately $1.0 million during the fourth quarter of 2021 (51 business days post-launch) from US commercial sales. Fourth quarter 2021 key performance indicators included:

•	127 patient start forms (PSFs) received; and

•	90 patients started treatment with TAVNEOS, representing a 71% conversion rate from PSFs

○

European Union (EU): In January 2022, TAVNEOS was approved in the EU in combination with a rituximab or cyclophosphamide regimen for the treatment of adult patients with severe, active GPA or MPA. The EU approval triggered a $45 million milestone from ChemoCentryx’ partner, Vifor Pharma, received in the first quarter of 2022. TAVNEOS was also approved in Japan in September 2021. Vifor will pay ChemoCentryx royalties in the teens to the mid-20s percent on potential aggregate net sales from the Vifor territories outside the US.

•	TAVNEOS® (avacopan) Clinical Development:

○	Lupus nephritis (LN): ChemoCentryx plans to initiate a clinical development program for TAVNEOS in LN in the second half of 2022, pending interaction with regulatory agencies.

○

Severe hidradenitis suppurativa (HS): The Company plans to meet with the FDA to discuss the Phase III development of TAVNEOS in patients with Hurley Stage III (severe) HS in 2022, with the goal of initiating a Phase III clinical trial in those patients in the second half of 2022.

○

C3 glomerulopathy (C3G): The Company anticipates meeting with the FDA in 2022 to discuss the dataset from the ACCOLADE Phase II clinical trial of TAVNEOS in the very rare disorder C3G, for which there are no FDA approved therapies.

•

CCX559 Clinical Development: The Company continues to advance its Phase I clinical development of CCX559, a novel, orally-administered, PD-L1/PD-1 checkpoint inhibitor being developed for the treatment of various cancers. As a next generation therapy, small molecule checkpoint inhibitors may have advantageous properties compared to approved monoclonal antibodies, such as better penetration into solid tumors, reduced immunogenicity, lack of Fc-mediated side effects and the convenience of oral administration. ChemoCentryx plans to report initial data from the Phase I study in 2022 and initiate a Phase Ib/II clinical study in selected patient populations in the second half of 2022.

•

Cash Position: The Company maintained a strong balance sheet with cash, cash equivalents and investments of approximately $362.3 million at December 31, 2021. This excludes the $45 million milestone received from Vifor Pharma in the first quarter of 2022 following the EU approval of TAVNEOS.

Fourth Quarter and Full Year 2021 Financial Results

Total revenue for the fourth quarter and year ended December 31, 2021, were $2.3 million and $32.2 million, respectively, compared to $4.4 million and $64.9 million for the same periods in 2020. TAVNEOS US net product sales were $1.0 million for the fourth quarter and year ended December 31, 2021. Product supply revenue contributed $1.3 million and $1.8 million for the fourth quarter and year ended December 31, 2021, respectively.

Collaboration and license revenue was $29.1 million for year ended December 2021, compared to $64.4 million in 2020. The decrease in collaboration revenue from 2020 to 2021 was primarily due to the acceleration of revenue recognition of the transaction price associated with the CCX140 Agreement with Vifor in 2020. Following the decision to discontinue development of CCX140 in focal segmental glomerulosclerosis, $46.7 million of deferred revenue was recognized as contract revenue in 2020. This decrease was partially offset by the impact of $30.0 million in milestones from Vifor for the Japanese NDA filing and approval of TAVNEOS and lower costs incurred due to the completion of the TAVNEOS ADVOCATE Phase III pivotal trial in 2020.

Cost of sales for the fourth quarter and year ended December 31, 2021, was $0.3 million. Costs incurred for manufacturing campaigns initiated prior to the October 2021 FDA approval of TAVNEOS were recorded as research and development expense.

Research and development expenses were $18.8 million for the fourth quarter of 2021, compared to $21.2 million for the same period in 2020. Full year 2021 research and development expenses were $83.0 million, compared to $77.9 million in 2020. The increase from 2020 to 2021 was primarily attributable to the manufacture of commercial drug supply in anticipation of the launch of TAVNEOS in ANCA vasculitis and higher research and drug discovery expenses, including those associated with the development of CCX559.

Selling, general and administrative expenses were $23.3 million for the fourth quarter of 2021, compared to $12.7 million for the same period in 2020. Full year 2021 selling, general and administrative expenses were $78.9 million, compared to $42.2 million in 2020. The increase from 2020 to 2021 was principally due to higher employee-related expenses associated with commercialization planning efforts and the launch of TAVNEOS in the US.

Net loss for the fourth quarter of 2021 was $40.5 million, compared to net loss of $29.9 million for the same period in 2020. Full year 2021 net loss was $131.8 million, compared to a net loss of $55.4 million in 2020.

Total shares outstanding as of December 31, 2021, were approximately 70.4 million shares.

Cash, cash equivalents and investments totaled approximately $362.3 million as of December 31, 2021. The Company expects to utilize cash, cash equivalents and investments in the range of $120 million to $140 million in 2022.

Conference Call and Webcast

The Company will host a conference call and webcast today, March 1, 2022, at 5:00 p.m. Eastern Time / 2:00 p.m. Pacific Time. To participate by telephone, please dial (877) 303-8028 (Domestic) or (760) 536-5167 (International). The conference ID number is 3136966. A live and archived audio webcast can be accessed through the Investors section of the Company’s website at www.ChemoCentryx.com. The archived webcast will remain available on the Company’s website for fourteen (14) days following the call.

INDICATION

TAVNEOS® (avacopan) is indicated as an adjunctive treatment of adult patients with severe active anti-neutrophil cytoplasmic autoantibody (ANCA)-associated vasculitis (granulomatosis with polyangiitis [GPA] and microscopic polyangiitis [MPA]) in combination with standard therapy including glucocorticoids. TAVNEOS does not eliminate glucocorticoid use.

IMPORTANT SAFETY INFORMATION

CONTRAINDICATIONS

Serious hypersensitivity to avacopan or to any of the excipients.

WARNINGS AND PRECAUTIONS

Hepatotoxicity: Serious cases of hepatic injury have been observed in patients taking TAVNEOS, including life-threatening events. Obtain liver test panel before initiating TAVNEOS, every 4 weeks after start of therapy for six months and as clinically indicated thereafter. Monitor patients closely for hepatic adverse reactions, and consider pausing or discontinuing treatment as clinically indicated (refer to section 5.1 of the Prescribing Information). TAVNEOS is not recommended for patients with active, untreated and/or uncontrolled chronic liver disease (e.g., chronic active hepatitis B, untreated hepatitis C, uncontrolled autoimmune hepatitis) and cirrhosis. Consider the risk and benefit before administering this drug to a patient with liver disease.

Serious Hypersensitivity Reactions: Cases of angioedema occurred in a clinical trial, including one serious event requiring hospitalization. Discontinue immediately if angioedema occurs and manage accordingly. TAVNEOS must not be re-administered unless another cause has been established.

Hepatitis B Virus (HBV) Reactivation: Hepatitis B reactivation, including life threatening hepatitis B, was observed in the clinical program. Screen patients for HBV. For patients with evidence of prior infection, consult with physicians with expertise in HBV and monitor during TAVNEOS therapy and for six months following. If patients develop HBV reactivation, immediately discontinue TAVNEOS and concomitant therapies associated with HBV reactivation and consult with experts before resuming.

Serious Infections: Serious infections, including fatal infections, have been reported in patients receiving TAVNEOS. The most common serious infections reported in TAVNEOS group were pneumonia and urinary tract infections. Avoid use of TAVNEOS in patients with active, serious infection, including localized infections. Consider the risks and benefits before initiating TAVNEOS in patients with chronic infection, at increased risk of infection or who have been to places where certain infections are common.

ADVERSE REACTIONS

The most common adverse reactions (≥5% of patients and higher in the TAVNEOS group vs. prednisone group) were: nausea, headache, hypertension, diarrhea, vomiting, rash, fatigue, upper abdominal pain, dizziness, blood creatinine increased, and paresthesia.

DRUG INTERACTIONS

Avoid coadministration of TAVNEOS with strong and moderate CYP3A4 enzyme inducers. Reduce TAVNEOS dose when co-administered with strong CYP3A4 enzyme inhibitors to 30 mg once daily. Monitor for adverse reactions and consider dose reduction of certain sensitive CYP3A4 substrates.

Please see Full Prescribing Information and Medication Guide for TAVNEOS.

About TAVNEOS® (avacopan)

TAVNEOS (avacopan), approved by the FDA as an adjunctive treatment of ANCA-associated vasculitis, is a first-in-class, orally-administered small molecule that employs a novel, highly targeted mode of action in complement-driven autoimmune and inflammatory diseases. While the precise mechanism in ANCA vasculitis has not been definitively established, TAVNEOS, by blocking the complement 5a receptor (C5aR) for the pro-inflammatory complement system fragment known as C5a on destructive inflammatory cells such as blood neutrophils, is presumed to arrest the ability of those cells to do damage in response to C5a activation, which is known to be the driver of ANCA vasculitis. TAVNEOS’s selective inhibition of only the C5aR is believed to leave the beneficial C5a pathway through the C5L2 receptor functioning normally.

ChemoCentryx is also developing TAVNEOS for the treatment of patients with C3 glomerulopathy (C3G), hidradenitis suppurativa (HS) and Lupus Nephritis (LN). The US Food and Drug Administration granted TAVNEOS orphan drug designation for ANCA-associated vasculitis and C3G. The European Commission has granted orphan medicinal product designation for TAVNEOS for the treatment of two forms of ANCA-associated vasculitis: microscopic polyangiitis and granulomatosis with polyangiitis (formerly known as Wegener’s granulomatosis), as well as for C3G. TAVNEOS has not been approved for indications discussed as in development, and the safety and efficacy of those uses has not been established.

About ANCA-Associated Vasculitis

ANCA-associated vasculitis is a systemic disease in which over-activation of the complement pathway further activates neutrophils, leading to inflammation and destruction of small blood vessels. This results in organ damage and failure, with the kidney as the major target, and is fatal if not treated. Currently, treatment for ANCA-associated vasculitis consists of courses of non-specific immuno-suppressants (cyclophosphamide or rituximab), combined with the administration of daily glucocorticoids (steroids) for prolonged periods of time, which can be associated with significant clinical risk including death from infection.

About ChemoCentryx

ChemoCentryx is a biopharmaceutical company commercializing and developing new medications for inflammatory and autoimmune diseases and cancer. ChemoCentryx targets the chemokine and chemoattractant systems to discover, develop and commercialize orally-administered therapies. In the United States, ChemoCentryx markets TAVNEOS® (avacopan), the first approved orally-administered inhibitor of the complement 5a receptor as an adjunctive treatment for adult patients with severe active ANCA-associated vasculitis. TAVNEOS is also in late-stage clinical development for the treatment of severe Hidradenitis Suppurativa and C3 glomerulopathy (C3G). Additionally, ChemoCentryx has early-stage drug candidates that target chemoattractant receptors in other inflammatory and autoimmune diseases and in cancer. For more information about the Company visit www.chemocentryx.com.

TAVNEOS® is a registered trademark of ChemoCentryx, Inc. For more information, please see the Full Prescribing Information and Medication Guide, available at TAVNEOS.com.

Forward-Looking Statements

ChemoCentryx cautions that statements included in this press release that are not a description of historical facts are forward-looking statements. Words such as “may,” “could,” “will,” “would,” “should,” “expect,” “plan,” “anticipate,” “believe,” “estimate,” “intend,” “predict,” “seek,” “contemplate,” “potential,” “continue” or “project” or the negative of these terms or other comparable terminology are intended to identify forward-looking statements. These statements include the Company’s statements regarding the achievement of anticipated goals and milestones, whether TAVNEOS will be available in key markets throughout the world, whether a development path forward will be established for TAVENOS in the treatment of lupus nephritis (LN), C3G and severe HS, the timing of initiating the next phase of clinical development of TAVNEOS in the treatment of LN and severe HS, whether TAVNEOS will be shown to be effective in the treatment of severe HS and LN, whether the Company’s drug candidates, including CCX559, will be shown to be effective in ongoing or future clinical trials and whether actual cash utilization will fall within projections. The inclusion of forward-looking statements should not be regarded as a representation by ChemoCentryx that any of its plans will be achieved. Actual results may differ from those set forth in this release due to the risks and uncertainties inherent in the ChemoCentryx business and other risks described in the Company’s filings with the Securities and Exchange Commission (“SEC”). Investors are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date hereof, and ChemoCentryx undertakes no obligation to revise or update this news release to reflect events or circumstances after the date hereof. Further information regarding these and other risks is included under the heading “Risk Factors” in ChemoCentryx’s periodic reports filed with the SEC, including ChemoCentryx’s Annual Report on Form 10-K filed with the SEC on March 1, 2022, and its other reports which are available from the SEC’s website (www.sec.gov) and on ChemoCentryx’s website (www.chemocentryx.com) under the heading “Investors.” All forward-looking statements are qualified in their entirety by this cautionary statement. This caution is made under the safe harbor provisions of Section 21E of the Private Securities Litigation Reform Act of 1995.

Contacts

Investors:

Bill Slattery, Jr.

Vice President, Investor Relations

& Corporate Communications

650.210.2970

bslattery@chemocentryx.com

Media:

Stephanie Tomei

408.234.1279

media@chemocentryx.com

ChemoCentryx, Inc.

Condensed Consolidated Financial Statements Data

(in thousands, except share and per share data)

	Three Months Ended		Year Ended
	December 31,		December 31,
	2021	2020	2021	2020

	(unaudited)
Condensed Consolidated Statements of Operations Data:
Revenue:
Product sales, net	$965	$—	$965	$—
Product supply sales to related party	1,267	—	1,836	—
Collaboration and license revenue from related party	55	4,227	29,099	64,392
Grant revenue	28	131	324	499

Total revenue	2,315	4,358	32,224	64,891

Operating expenses:
Cost of sales	302	—	302	—
Research and development	18,771	21,227	82,990	77,882
Selling, general and administrative	23,293	12,712	78,851	42,186

Total operating expenses	42,366	33,939	162,143	120,068

Loss from operations	(40,051)	(29,581)	(129,919)	(55,177)

Total other (expense) income, net	(477)	(295)	(1,836)	(179)

Net Loss	$(40,528)	$(29,876)	$(131,755)	$(55,356)

Basic and diluted net loss per common share	$(0.58)	$(0.43)	$(1.89)	$(0.84)

Shares used to compute basic and diluted net loss per common share	70,111	69,253	69,851	65,688

	December 31,
	2021	2020
Condensed Consolidated Balance Sheets Data:
Cash, cash equivalents and investments	$362,348	$460,370
Working capital	206,160	390,012
Total assets	425,652	518,899
Long-term debt, net	23,635	24,401
Accumulated deficit	(617,097)	(485,342)
Total stockholders’ equity	286,120	385,613